Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made as of June 24, 2020 (the “Effective Date”), by and between United Insurance Holdings Corp., a Delaware corporation (the “Company,” and together with its subsidiaries and affiliates, the “Company Group”), and John L. Forney (“Executive”).

WHEREAS, the Company and Executive wish to set forth the terms and conditions governing the termination of Executive’s employment, and to provide for the settlement and release of any and all claims, demands, and causes of action Executive may have against the Company Group arising out of or in any way related to Executive’s employment with the Company, according to the terms of this Agreement.

NOW, THEREFORE, in consideration of their mutual promises and undertakings contained in this Agreement, the Company and Executive agree as follows:

1.Employment Termination Date. The Company acknowledges receipt of Executive’s resignation and agrees that Executive’s last day of employment with the Company shall be June 30, 2020 (the “Termination Date”). As of the Termination Date, Executive shall, and hereby does, resign from any and all officer, director and committee positions with the Company Group.

2.Accrued Obligations. After the Termination Date, the Company shall pay to Executive all Accrued Payments, as defined in the Amended and Restated Employment Agreement, dated April 21, 2017, by and between the Company and Executive, as thereafter amended (the “Employment Agreement”).

3.Severance Benefits. Executive acknowledges and agrees that he has voluntarily resigned from employment for a reason other than Good Reason, as defined in the Employment Agreement, and is not eligible for severance benefits under the terms of the Employment Agreement, or any other plan, agreement or policy, and instead shall be eligible to receive only the severance benefits set forth herein. Subject to (i) Executive executing and returning this Agreement within 21 days after his receipt hereof, (ii) Executive executing and returning the Affirmation set forth as Exhibit A hereto (the “Affirmation”) within 21 days after (but not before) the Termination Date, (iii) Executive not revoking this Agreement in accordance with Section 15(d) below and not revoking the Affirmation per its terms, and (iv) Executive’s continued compliance with the terms of this Agreement, the Employment Agreement, and any other agreement between Executive and any member of the Company Group containing continuing obligations on the part of Executive, Executive will be entitled to the following payments and benefits (collectively, the “Severance Benefits”):

a.In lieu of any annual bonus that would otherwise be earned and payable for the 2020 fiscal year, the Company shall make a cash payment to Executive in the aggregate amount of $500,000, which shall be paid on the first regular bi-weekly pay date following the expiration of the revocation period that applies to the Affirmation.

a.Executive shall become vested in 10,137 restricted stock units granted by the Company on September 18, 2018 and 10,764 restricted stock units granted by the Company on April 3, 2019 (both inclusive of accrued dividend equivalent units), in each case under its 2013 Omnibus Incentive Plan (together, the “Vested RSUs”). The Vested RSUs shall be settled in accordance with their terms no later than three (3) days following the expiration of the revocation period that applies to the Affirmation. For the avoidance of doubt, all other unvested equity-based compensation awards held by Executive as of the date of this Agreement, including, but not limited to, stock options, performance stock units and restricted stock units, shall not be entitled to accelerated vesting, and shall be forfeited and terminate as of the Termination Date.

4.Tax Withholding. Except as otherwise stated in this Agreement, the Company shall deduct (or cause to be deducted) from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local taxes required to be withheld pursuant to applicable law.

5.Restrictive Covenants. The parties agree and acknowledge that the covenants and remedies appearing in the Employment Agreement, as well as any additional covenants or obligations owed by Executive pursuant to any other agreement entered into between Executive and any member of the Company Group, shall remain in full force and effect and are incorporated herein, and Executive hereby reaffirms his commitment to comply with all such obligations, and agrees to notify any subsequent employer of such obligations. Notwitsthanding the foregoing, the Company acknowledges that Executive’s acceptance of a position with GeoVera Insurance Group Holdings, Ltd., (“GeoVera”) will not be considered a breach of the noncompete restrictions in the Employment Agreement, based on the business activities currently conducted by GeoVera.

6.Non-disparagement and Return of Property. Executive agrees to the following covenants:

a.Non-Disparagement. Neither the Company nor any of its subsidiaries shall make, issue or publish, or cause to make, issue or publish, any public statement that contains any libelous or defamatory information concerning Executive, or that is intended to disparage Executive. Executive shall not, directly or indirectly, disclose, communicate, or publish in any format any libelous, defamatory, or disparaging information concerning the Company Group, its executives, officers, Board of Directors, its subsidiaries, affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Notwithstanding anything to the contrary in this Section 6, nothing shall prohibit Executive, the Company or any of its subsidiaries, or any other person or entity from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law, or from complying with applicable reporting and disclosure requirements.

b.Return of Property. Executive agrees to return to the Company Group all Company Group credit cards, identification cards, access cards and keys to the Company Group’s properties or facilities that Executive may have in his possession. Executive shall return any and all confidential files and confidential and proprietary information of the Company Group that Executive may have in his possession. Any Company Group information contained or stored on any computer equipment or devices that were issued to Executive by the Company Group shall be scrubbed and removed by the Company Group. Executive shall return any and all of the Company Group’s property, including but not limited to, computer equipment, devices, peripherals, printers, and company vehicles.

7.Release of Claims; Agreement Not to Sue. Executive, for himself, his heirs, executors, administrators, representatives, attorneys, successors, and assigns, for the consideration set forth in this Agreement, plus other good and sufficient consideration, the receipt of which is hereby acknowledged, does remise, release, acquit, satisfy, and forever discharge the Company Group, its current and former Boards of Directors, officers, members, managers, employees, attorneys, agents, insurers, contractors, affiliates, predecessors, successors, assigns, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), benefit plan administrators, successors and/or assigns, and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company Group or in their individual capacities), of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, including, without limitation, all claims which involve in any way or relate to Executive’s employment with the Company Group, Executive’s dealings with the Company Group, Executive’s claims for benefits from the Company Group, or any other claims against the Company Group or the released parties which Executive has, had, or may have and which arose from the beginning of the world to the date of this Agreement. The claims being released include, but are not limited to, all claims for compensation, unpaid wages or bonuses, claims of discrimination or concerning other employment practices prohibited under federal, state, or local law, and include, without limitation, claims arising under or for alleged violations of: the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §2000 et. seq.; 42 U.S.C. §§1981, 1983, 1986 and 1988; The Americans with Disabilities Act; 42 U.S.C. § 12101, et. seq. (“ADEA”); The Equal Pay Act of 1963, as amended; The Fair Labor Standards Act, as amended; the Family and Medical Leave Act, The Employee Retirement Income Security Act of 1974 (“ERISA”), Federal Common Law; The Florida Civil Rights Act of 1992, as amended; The Florida Equal Rights Law, as amended; The Florida General Labor Regulations, as amended; Workers’ Compensation; Tort; Wrongful discharge; Tortious interference with contractual relations, or the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), intentional infliction of emotional distress, defamation, and negligent supervision or retention, or claims for attorneys’ fees and costs, which Executive or the releasing parties ever had, now has, hereafter can, shall or may have, against the Company Group or the released parties, upon or by reason of any matter, cause or thing from the beginning of time to the date of this Agreement; provided, however, that notwithstanding the foregoing, nothing contained herein shall in any way diminish or impair: (I) any claim for employee benefits under plans covered by ERISA to the extent such claim may not lawfully be waived; (II) any rights Executive may have to vested benefits under employee benefit plans (such as Executive’s entitlements under the Company Group’s 401(k) plans), his rights in respect of any vested equity awards and his rights to the Severance Benefits pursuant to this Agreement; or (III) any obligations of the Company Group to Executive pursuant to Section 7 of the Employment Agreement and any accrued but unpaid obligations to Executive pursuant to Sections 3.1 and 3.4 of the Employment Agreement.

8.Executive Cooperation and Assistance. Executive agrees to cooperate with the Company Group in the defense or prosecution of any lawsuits, arbitrations, or any other types of proceedings, and in the preparation of any response to any examination or investigation by any government entity or agency, and with respect to any other claims or matters (all such lawsuits, arbitrations, proceedings, examinations, investigation, claims and matters being collectively referred to as “Proceedings”), arising out of or in any way related to the policies, practices, or conduct of the Company Group during the time Executive was employed by the Company, and shall testify fully and truthfully in connection therewith. In addition, Executive agrees that, upon reasonable notice, Executive will participate in such informal interviews by counsel for the Company Group as may be reasonably necessary to ascertain Executive’s knowledge concerning the facts relating to any such Proceedings, and to cooperate with such counsel in providing testimony whether through deposition or affidavit in any such Proceeding. Executive agrees to immediately notify the Company if he is served with legal process to compel disclosure of any information related to either Executive’s employment with the Company or information regarding one or more of its affiliates, unless prohibited by law. Executive further agrees to immediately notify the Company if he is contacted regarding any legal claim or legal matter related to his employment with the Company, unless prohibited by applicable law. In all events, the Company will reimburse Executive for his reasonable travel, lodging and other out-of-pocket expenses associated with his compliance with this Section. The Company will make every reasonable effort to accommodate Executive’s personal and business schedules when requesting his assistance and cooperation.

9.Attorneys’ Fees. The Company shall reimburse Executive for his reasonable documented attorneys' fees and expenses that Executive incurs in connection with advice regarding the negotiation of this Agreement in an aggregate amount not to exceed $10,000.

10.Executive Acknowledgments. Executive acknowledges and agrees that the following are true statements: (a) Executive has reported to the Company any and all work-related injuries incurred during his employment with the Company; (b) the Company properly provided any leave of absence because of Executive’s or a family member’s health condition, and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (c) Executive had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released party and to report to the Company any complaints, claims, or actions filed against the Company or any released party.

11.No Admission of Liability. Nothing in this Agreement shall be construed to be an admission of liability by the Company, any other member of the Company Group or any of their respective shareholders, officers, employees, agents, successors, assigns, or any other affiliated person or entity for any alleged violation of any of Executive's statutory rights or any common law duty imposed upon any member of the Company Group.

12.Adequate Consideration. Executive agrees that the payments and benefits provided under this Agreement are adequate consideration for all promises, obligations and releases by Executive contained in this Agreement.

13.Non-waiver. The waiver by either party of a breach of any provision of this Agreement or the Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement or the Employment Agreement.

14.Complete Agreement. Except as otherwise specifically provided herein, this Agreement and Sections 3.1, 5, 7, 8, 9, 10, 12, 15, 16 and 18 of the Employment Agreement (which shall be deemed incorporated into this Agreement) constitute the complete agreement and understanding of the parties with respect to the subject matter hereof and with respect to Executive’s employment with the Company and supersedes any prior agreements or understanding covering this subject matter, either written or oral, between the parties.

15.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company or any other member of the Company Group be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A. Any reimbursement or advancement payable to Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive as soon as administratively practicable following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

16.Consultation with Counsel; Executive’s Acknowledgement of Rights and Deadlines.

a.Counsel. The Company advises Executive to consult with an attorney prior to signing this Agreement which includes a release of certain specified rights.

b.Time to Review Agreement. Executive acknowledges and understands that he has up to 21 days following his receipt of this Agreement to sign and return this Agreement to the contact person and address for the Company provided in the Employment Agreement.

c.ADEA Waiver. Executive further acknowledges and understands that the Severance Benefits due to Executive under this Agreement provide adequate consideration to Executive for the waiver of any rights Executive may have under the ADEA and the other releases provided under Section 8.

d.Right of Revocation. Executive understands that he has the right within seven days of the signing of this Agreement to revoke his waiver of rights to claim damages under Section 8, including the ADEA if applicable. If Executive does revoke that waiver within the seven-day period, this Agreement shall be null and void. Any revocation must be in writing and delivered to the contact person and address for the Company provided in the Employment Agreement. Revocation must be delivered by 5:00 p.m. on the seventh day after Executive signs this Agreement. Unless Executive returns the revocation in person, it must be: (1) properly addressed; (2) postmarked no later than the seventh day after execution of this Agreement; and (3) sent by overnight courier or certified mail, return receipt requested.

17.Headings Not Binding. The use of headings in this Agreement is only for ease of reference, and the headings have no effect and are not to be considered part or a term of this Agreement.

18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

[Signature Page to Follow]

TO EVIDENCE THEIR AGREEMENT, the parties have executed this document effective as of the Effective Date.

John L. Forney

/s/ John Forney

United Insurance Holdings Corp.

By: /s/ B. Bradford Martz
Its: Chief Financial Officer

EXHIBIT A

AFFIRMATION

By signing below, John L. Forney (“Executive”) hereby affirms the general release (the “General Release”) appearing in Section 8 of the Separation Agreement and General Release dated June 24, 2020, between United Insurance Holdings, Inc. (the “Company”) and Executive (the “Separation Agreement”). Executive hereby releases and waives any and all claims described in the General Release that exist or may exist on or prior to the date Executive signs this Affirmation (subject in each case to any and all provisos and exclusions set forth in the General Release). Executive understands that he may not sign this Affirmation until on or within 21 days after the Termination Date.

Executive (i) acknowledges that he has been given a period of at least 21 days after the Termination Date to consider whether to agree to the terms contained in this Affirmation, (ii) acknowledges that he hereby is and has been advised in writing to consult with an attorney prior to executing this Affirmation, (iii) acknowledges that he understands that this Affirmation specifically releases and waives all rights and claims he may have, including those arising under the Age Discrimination in Employment Act, on or prior to the date on which he signs this Affirmation, and for valuable consideration to which he otherwise would not be entitled, and (iv) knowingly and voluntarily agrees to all of the terms of this Affirmation and intends to be legally bound thereby.

Furthermore, Executive acknowledges that the Severance Benefits provided for in Section 3 of the Separation Agreement will be delayed until this Affirmation becomes effective, enforceable and irrevocable. This Affirmation and the Separation Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which this Affirmation is executed by Executive (the “Affirmation Effective Date”), provided that Executive does not revoke it as specified in the next sentence. During the seven-day period following the date on which Executive executes this Affirmation, he may revoke his agreement to accept the terms of this Affirmation by indicating his revocation in writing to United Insurance Holdings Corp., Attn: General Counsel, Chief Legal Officer and Corporate Secretary, 800 2nd Avenue S., St. Petersburg, FL 33701, in accordance with Section 15(d) of the Separation Agreement. If Executive does not sign or exercises his right to revoke this Affirmation, he shall not be eligible to receive and shall forfeit his right to receive any of the Severance Benefits provided in the Separation Agreement, and the Separation Agreement shall be null and void.

Terms not defined in this Affirmation shall have the same meaning as defined in the Separation Agreement.

Signed: /s/ John Forney   Date: June 24, 2020
Executive
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